Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of November 11, 2019 (the “Amendment Date”), by and between ROIB2 BRECKINRIDGE, LLC, a Delaware limited liability company (“Lessor”) and APPLIED OPTOELECTRONICS, INC., a Delaware corporation (“Lessee”).

WHEREAS, Lessor and Lessee are parties to that certain Lease dated November 5, 2015, as amended by that certain First Amendment to Lease dated as of October 8, 2018 (collectively, the “Lease”) whereby Lessor has leased to Lessee certain premises known as Suite 130, consisting of approximately 2,983 rentable square feet (the “Existing Premises”) located within the commercial project known as “Breckinridge Exchange” (the “Existing Project”) in the office building located at 3025 Breckinridge Blvd., Duluth, GA (the “Existing Building”), as set forth more fully in the Lease;

WHEREAS, Lessor and Lessee have agreed to extend the Term, to relocate the Premises to that certain space known as Suite 112 consisting of approximately 6,253 rentable square feet, as depicted on the floor plan set forth in Schedule 1 to this Amendment (the “Relocation Premises”) within the commercial office project known as “Breckinridge Center”, described more fully in Schedule 2 to this Amendment (the “Relocation Project”), in the office building located at 3305 Breckinridge Blvd., Duluth, GA (the “Relocation Building”), and to implement such other revisions as are set forth more fully below.

NOW, THEREFORE, for and in consideration of the herewith provided conditions, the parties agree as follows:

1.	All capitalized terms not otherwise defined in this Amendment are to be given the meaning set forth in the Lease.

2.	Expiration Date. The Lease is hereby amended to reflect that the term “Expiration Date” shall mean December 31, 2023. The Term of the Lease shall continue until, and shall expire, at 11:59 p.m. on the Expiration Date.

3.	Relocation Effective Date. As used herein, the term “Relocation Effective Date” shall mean the earlier of (i) the date on which Lessee’s Work (defined below) is Substantially Complete (defined below), and (ii) January 1, 2020. Following the Relocation Effective Date, within ten (10) days of written request by Lessor, Lessee shall execute a letter confirming the Relocation Effective Date, Expiration Date, Base Rent schedule, and other matters requested by Lessor. Effective as of the Relocation Effective Date:

a.	the floor plan attached to the Lease as Exhibit A shall be deleted, and Schedule 1 attached to this Amendment shall be substituted therefor;
b.	the legal description attached to the Lease as Exhibit B shall be deleted, and Schedule 2 attached to this Amendment shall be substituted therefor;
c.	all references in the Lease to the “Premises” shall mean the Relocation Premises, as depicted on Schedule 1 and defined herein;
d.	all references in the Lease to the “Project” shall mean the Relocation Project, as defined herein;
e.	all references in the Lease to the “Building” shall mean the Relocation Building, as defined herein; and
f.	Paragraph 1 of the Lease is hereby amended to reflect that the rentable area of the Premises is 6,253 square feet.

4.	Delivery of Relocation Premises. Lessee acknowledges and agrees that Lessee is accepting the Relocation Premises in “as-is”, “where-is” condition and that Lessor shall have no obligation whatsoever to furnish or perform any work, labor, fixture, material, decoration, or equipment in order to prepare the Relocation Premises for Lessee’s occupancy. Lessor shall not be liable for any delay in delivering possession of the Relocation Premises. Notwithstanding the foregoing, Lessor represents that the HVAC system, plumbing system, electrical system and docks which exclusively serve the Relocation Premises are in good working order as of the Relocation Effective Date, and notwithstanding the provisions of Section 9 of the Lease, Lessor shall be responsible for all repairs, maintenance, and replacement of the HVAC system exclusively serving the Relocation Premises during the first twelve (12) months following the Relocation Effective Date. Lessee shall remain responsible for maintaining a maintenance contract for the HVAC system at all times during the Term, in accordance with the requirements of Section 9 of the Lease.

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5.	Lessee’s Work.

a.                   Plans and Permits. Promptly following the Amendment Date, Lessee shall submit to Lessor Lessee’s plans and specifications (“Lessee’s Plans”) for the construction and installation of the fixtures and leasehold improvements Lessee desires to make in connection with Lessee’s use and occupancy of the Premises (collectively, “Lessee’s Work”). Lessee shall also give Lessor written notice of the identity of the contractor Lessee intends to retain to perform the Lessee’s Work. Lessor shall have the right to approve the contractor selected by Lessee and any subsequent substitution of said contractor, such approval not to be unreasonably withheld. Lessee’s Plans shall be prepared by an architect licensed to practice in the state where the Project is located and shall be approved by Lessor in writing prior to the performance of any Lessee’s Work. Lessee shall, at its sole cost and expense, be responsible for obtaining all final unappealable permits, licenses, certificates and approvals (including without limitation, all building permits and permits for signage) required for Lessee’s Work and for the operation of the Premises as provided in the Lease (collectively, the “Lessee Permits”). Lessee shall apply for and diligently pursue obtaining all Lessee Permits within ten (10) days after Lessor has approved Lessee’s Plans.

b.                   Performance. Lessee shall, at Lessee’s sole cost and expense, commence construction of Lessee’s Work and shall diligently pursue Lessee’s Work to completion. All construction work by Lessee’s contractors and/or subcontractors must be coordinated with Lessor in a manner reasonably approved by Lessor such that it will not cause any interference with Lessor’s operation of, or with the use by other lessees or occupants of, the Project. Lessee shall install Lessee’s Work in a good and workmanlike manner and in compliance with all applicable laws, codes, ordinances and regulations. As used herein, the term “Substantially Complete” shall mean the date on which Lessee has completed Lessee’s Work in accordance with Lessee’s Plans, subject to minor “punch-list” items which do not materially prevent Lessee from the use and occupancy of the Premises, and Lessee has obtained a temporary or permanent certificate of occupancy for the Premises.

c.                    Lessee’s Allowance. Provided no Event of Default has occurred and is continuing, Lessor shall reimburse Lessee for Lessee’s construction of Lessee’s Work, in the amount equal to the lesser of (i) $6.00 per rentable square foot of the Premises, or (ii) the actual cost incurred by Lessee to complete Lessee’s Work (the lesser amount being referred to herein as “Lessee’s Allowance”). Provided Lessee has complied with the obligations set forth in this paragraph and no Event of Default has occurred and is continuing at the time any such installment is due, Lessee’s Allowance shall be paid to Lessee within thirty (30) days after Lessee has (i) provided Lessor copies of paid invoices documenting the actual cost incurred by Lessee to complete Lessee’s Work (excluding trade fixtures, equipment and inventory) within the Premises, (ii) delivered to Lessor a final lien waiver with respect to the Premises from any general contractor, subcontractors, or materialmen who have performed work on, or furnished materials to, the Premises as part of Lessee’s Work, and (iii) delivered to Lessor a copy of a valid certificate of occupancy for the Premises, issued by the applicable governmental authorities, allowing Lessee to commence operations within the Premises. Lessee must complete the items in subsections (i) through (iii) on or before the date that is nine (9) months following the Amendment Date, and if Lessee fails to do so, Lessor shall have no further obligation to pay Lessee’s Allowance under this paragraph. Notwithstanding anything to the contrary contained herein, Lessor reserves the right to offset against Lessee’s Allowance (i) any delinquent amounts which have accrued and are owing by Lessee hereunder; (ii) all costs and/or expenses incurred by Lessor to repair any damage to the Project caused by Lessee or Lessee’s contractor during the performance of Lessee’s Work; or (iii) a credit against the rentals accruing hereunder. In the event the Lease shall be terminated for any reason prior to the natural expiration of the Term of the Lease, Lessee shall pay to Lessor the unamortized portion of Lessee’s Allowance, said amortization to be computed based upon a term equal to the remaining Term of this Lease following the Relocation Effective Date, and an annual interest rate of eight percent (8%).

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d.                   Early Access. Beginning on the Amendment Date, Lessee shall be entitled to enter the Premises for purpose of performing Lessee’s Work, provided that (i) Lessee shall not in any way disturb or interfere with the use and operation of the Project by Lessor and/or all other lessees and occupants of the Project, and (ii) Lessee shall comply with all provisions of the Lease during any use or occupancy of the Premises before the Relocation Effective Date, provided that Lessee shall have no obligation to pay rent for the Relocation Premises during this period.

6.	Possession of the Existing Premises. Lessee shall have the right to remain in possession of the Existing Premises subject to all terms and conditions of the Lease until January 31, 2020 (the “Surrender Deadline”), provided that Lessee shall not be obligated to pay Base Rent or Additional Rent with respect to the Existing Premises following the Relocation Effective Date, except as provided in this paragraph. Lessee shall surrender to Lessor the Existing Premises in accordance with the terms of Section 28 of the Lease, and Section 3 of Exhibit “D” of the Lease, and in a broom-clean condition, in good order, condition and repair, ordinary wear and tear excepted, and shall surrender to Lessor all keys to the Existing Premises. Thereafter, each of the parties shall be relieved of their respective obligations under the Lease with respect to the Existing Premises, except for those respective obligations and indemnifications which arose in connection with the Existing Premises prior to the Relocation Effective Date. In the event Lessee remains in possession of the Existing Premises beyond the Surrender Deadline, Lessee shall be considered to have a holdover tenancy and Lessee shall owe, for the period commencing on the Surrender Deadline and continuing through and including the date of actual surrender of the Existing Premises, in addition to all other monetary obligations of Lessee relating to the Existing Premises, Base Rent for the Existing Premises in an amount equal to two hundred percent (200%) of the Base Rent due and payable during the last full calendar month that precedes the Relocation Effective Date, payable monthly and in advance. Nothing in this Amendment shall be interpreted as giving Lessee the right to possess the Existing Premises beyond the Surrender Deadline and any possession of the Existing Premises by Lessee following the Surrender Deadline shall be considered a holdover and Lessor shall be entitled to all rights and remedies provided in the Lease.

7.	Base Rent: The Lease is hereby amended to reflect that Base Rent shall be payable in the following amounts for the following periods of time, and otherwise in accordance with the terms set forth in the Lease:

Period	Rate	Annual Base Rent	Monthly Base Rent
Amendment Date – November 30, 2019	N/A	N/A	$2,983.00
December 1, 2019 – Relocation Effective Date	N/A	N/A	$3,072.49
Relocation Effective Date – December 31, 2020	$12.61	$78,850.33	$6,570.86
January 1, 2021 – December 31, 2021	$12.99	$81,215.84	$6,767.99
January 1, 2022 – December 31, 2022	$13.38	$83,652.32	$6,971.03
January 1, 2023 – December 31, 2023	$13.78	$86,161.88	$7,180.16

*Notwithstanding any provision herein to the contrary, provided that no Event of Default has occurred under the Lease, Base Rent payable for the first one (1) full calendar month following the Relocation Effective Date shall be abated (the “Rent Abatement”). Lessee shall remain liable for all other amounts due under the Lease. In the event an Event of Default shall occur following the Amendment Date, Lessee shall forfeit all remaining Rent Abatement, without further action by Lessor.

8.	Security Deposit. Lessor is currently holding a security deposit equal to $2,983.00 for the Existing Premises. Simultaneous with the execution of this Amendment, Lessee shall pay to Lessor the sum of $3,587.86, for a combined total security deposit of $6,570.86, which shall be held and applied by Lessor in accordance with the terms of the Lease.

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9.	Renewal Term. Provided that no Event of Default has occurred and is continuing, Lessee shall have the option to extend the Term for one (1) period of thirty-six (36) months (the “Renewal Term”), subject to the terms of this paragraph. The term “Term” in the Lease shall be deemed to mean the initial Term, and the Renewal Term, if the same is validly exercised under this paragraph. Lessee may exercise its option for a Renewal Term only by giving written notice to Lessor at least three (3) months prior to the end of the Term. Each Renewal Term shall be upon the same terms and conditions as the Lease, except that the Base Rent during the first twelve (12) months of the Renewal Term shall be the prevailing market rent for comparable space in the Building and comparable buildings in the vicinity of the Building, taking into account the size of the Premises, the length of the renewal term, market escalations and the credit of Lessee (the “Fair Market Rent”). In no event shall the Fair Market Rent during the first twelve (12) months of the Renewal Term be less than 103% of the Base Rent in effect for the period immediately preceding the commencement of the Renewal Term. Base Rent during each subsequent twelve (12) month period during the Renewal Term shall increase by not less than 3% annually until the expiration of the Renewal Term. Within a reasonable time after Lessor’s receipt of the Lessee’s notice of election to exercise its option for a Renewal Term, Lessor shall inform Lessee of Lessor’s determination of the Fair Market Rent for the first twelve (12) months of the Renewal Term and annual escalations thereafter. If Lessee does not approve Lessor’s determination, Lessee may elect to revoke its election to proceed with a Renewal Term, by written notice to Lessor prior to the expiration of the then-current Term. The Base Rent for the Renewal Term shall not be reduced by reason of any costs or expenses saved by Lessor by reason of Lessor’s not having to find a new Lessee for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period).

10.	Notice: Section 29 of the Lease is hereby amended to reflect that Lessor’s address for purposes of delivery of written notice is 504 Rhett Street, Suite 200, Greenville, SC 29601, Attn: Property Management, with a copy to Hartman Simons & Wood, LLP, 6400 Powers Ferry Road NW, Suite 400 Atlanta, GA 30339, Attn: Lana H. Sims IV. Section 2 of Exhibit D of the Lease is hereby amended to reflect that Lessor’s address for purposes of payment of rent is 504 Rhett Street, Suite 200, Greenville, SC 29601, or otherwise as directed by Lessor from time to time.

11.	Brokers: Lessor and Lessee acknowledge that NAI Brannon Goddard has acted as agent for Lessor in connection with this Amendment (the "Broker"). Lessor and Lessee each represent to the other that it has not engaged or worked with any real estate brokers or agents other than the Broker in connection with this Amendment or the extension of the term of the Lease. Lessor agrees to pay the commission due to the Brokers in connection with this Amendment pursuant to the terms of a separate agreement. Lessor and Lessee each shall indemnify and hold harmless the other and their respective agents from and against any and all claims for commissions or other compensation, and any liabilities, damages and costs related thereto, including, without limitation, attorneys’ fees, that may be asserted by any person or entity other than to the Brokers to the extent the indemnifying party has engaged such person or such claim results from any action of the indemnifying party.

12.	Ratification of Lease: Except as otherwise specifically stated herein, the Lease shall remain in full force and effect, with the terms, covenants and conditions of the Lease hereby ratified by the parties hereto. Lessee acknowledges that as of the Amendment Date that there are no defaults by Lessor under the Lease, and any demising or other lessee improvement work required to be performed by Lessor has been duly performed in accordance with the Lease.

13.	Miscellaneous: Each party to this Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Amendment. This Amendment may be modified only by a written agreement executed by the parties hereto. This Amendment may be executed in multiple counterparts, each of which shall be deemed as an original, and all such counterparts shall together constitute one and the same instrument. The invalidity of any portion of this Amendment shall not have any effect on the balance hereof. This Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns. This Amendment shall be governed by, and construed in accordance with the laws of the state where the Premises is located.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first written above.

LESSOR:

ROIB2 BRECKINRIDGe, LLC,

a Delaware limited liability company

By:

Name:

Its:

LESSEE:

APPLIED OPTOELECTRONICS, INC.,

a Delaware corporation

By:

Name:

Its:

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Schedule 1

Floor Plan of Relocation Premises

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Schedule 2

Legal Description of Project

TRACT 1:

--AND--

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TRACT 2:

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